Exhibit 99.1

Contact:	Mark A. Steinkrauss, TDS, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Nicole J. Schoenberg, TDS, Manager, Communications
(312) 592-5379 nicole.schoenberg@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR ANNOUNCES ACCELERATED SHARE REPURCHASE PROGRAM

CHICAGO – April 5, 2007 – United States Cellular Corporation (AMEX: USM) announces that it has entered into an agreement to purchase its Common Shares from Citigroup Global Markets Limited pursuant to a previously announced stock repurchase plan authorized by the U.S. Cellular board of directors. Under the accelerated share repurchase agreement, U.S. Cellular purchased 670,000 shares from Citigroup for approximately $49 million.

The shares that Citigroup sold to U.S. Cellular were borrowed from other parties. Subject to the terms of the agreement, over the period of the transaction, Citigroup is expected to purchase Common Shares on the open market to cover its position with respect to any borrowed shares. The agreement contemplates that this will occur during a period no longer than two years. The final cost of the transaction to U.S. Cellular will be determined by the total costs incurred by Citigroup in acquiring the 670,000 shares.

This program will offset dilution, primarily from employee stock-based incentive compensation plans, preventing a tax deconsolidation that could occur if Telephone and Data Systems, Inc.'s (Amex: TDS, TDS.S) ownership of U.S. Cellular fell below 80 percent. TDS currently owns approximately 80.6 percent of U.S. Cellular.

On March 5, 2007, the U.S. Cellular board of directors authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular from time to time through open market purchases, block transactions, private transactions or other methods. This authorization is in addition to U.S. Cellular’s existing de minimis share repurchase authorization that permits the repurchase of approximately 170,000 shares within any three month period.

About U.S. Cellular
As of Dec. 31, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information, please visit www.teldta.com or www.uscellular.com.